Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of August 7, 2017, between Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”), and Joel Saban (“Employee”).

WHEREAS, the Company wishes to hire Employee as its President and Employee wishes to accept employment with the Company under the terms and conditions set forth herein; and

WHEREAS, as a condition to the employment of Employee with the Company, Employee is required to enter into this Agreement and to grant the covenants contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment.  The Company shall employ Employee as its President, and Employee hereby accepts employment with the Company in such position, upon the terms and conditions set forth in this Agreement for the period beginning on August   , 2017 (the “Effective Date”) and ending as provided in Section 5 hereof (the “Employment Period”).

2.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Administrator” shall mean the Board or the Compensation Committee of the Board, consistent with Company policies and procedures in place from time to time.

(b)           “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)           “Board” shall mean the board of directors of the Company.

(d)           “Cause” shall mean the Company’s good faith determination that one or more of the following has occurred with respect to the Employee: (1) the conviction (including conviction upon a plea of nolo contendere) of a felony or other crime which is punishable by imprisonment, (2) the commission of any act or omission involving dishonesty, fraud, or a violation of law with respect to the Company or any of its Subsidiaries or Affiliates, (3) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries or Affiliates material public disgrace, disrepute or economic harm, (4) breach of fiduciary duty, fraud or willful misconduct with respect to the Company and/or any of its Subsidiaries or Affiliates, or (5) any material breach of this Agreement or the Company’s policies and procedures by Employee unless remedied by Employee within thirty (30) days after receipt of written notice of such breach given by the Company to Employee.  A termination of Employee’s employment for Cause shall be effected in accordance with the following procedures.  The Company shall give Employee written notice (“Notice of Termination for Cause”) of its intention to terminate Employee’s employment for Cause, setting forth in reasonable detail the specific conduct of Employee that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause.  The “Board Meeting for Cause” means a meeting of the Board at which Employee’s termination for Cause will be considered, that takes place not less than ten

(10) and not more than twenty (20) business days after Employee received the Notice of Termination for Cause.  Employee shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause.  Employee’s termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, stating that in the good faith opinion of the Board, the Employee engaged in the conduct described in the Notice of Termination for Cause, and that such conduct constitutes Cause under this Agreement.

(e)           “Disability” shall mean Employee’s inability to perform the essential functions of Employee’s position with the Company, with or without reasonable accommodations by the Company, for a period of 90 consecutive days or 120 days in any 365 day period.

(f)            “Good Reason” means the occurrence of any of the following without Employee’s written consent: (1) a material adverse change in Employee’s title, duties or responsibilities in a manner that is materially inconsistent with the position he holds; (2) a material reduction in Employee’s Base Salary, target Annual Bonus opportunity or target annual equity compensation; (3) a material breach by the Company of its obligations, covenants or agreements under this Agreement; and (4) a requirement that Employee relocate his principal business office or principal residence outside of the Chicago metropolitan area.  The Company and Employee agree that “Good Reason” shall not exist unless and until Employee provides the Company with written notice of the acts alleged to constitute Good Reason within thirty (30) days of Employee’s knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable.  Employee must terminate his employment within thirty (30) days following the expiration of such cure period for the termination to be on account of Good Reason.

(g)            “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, governmental entity, unincorporated organization or other entity.

(h)           “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (1) if a corporation, a majority of the economic interests or total voting power of shares of stock entitled to vote (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (2) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

3.           Position and Duties.

(a)           During the Employment Period, Employee shall serve as President and shall have such duties and responsibilities as are assigned to the Employee by the Board and the Chief Executive Officer consistent with the Employee’s position as President of the Company.

(b)           During the Employment Period, Employee shall, at all times, devote the substantial majority of Employee’s working time, attention, energies, efforts and skills to the business and affairs of the Company and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of the Board.  Employee shall perform Employee’s duties, responsibilities and functions to the Company hereunder to the best of Employee’s abilities in good faith and shall comply with all Company policies, rules and procedures.  In performing Employee’s duties and exercising Employee’s authority under this Agreement, Employee shall support and implement the reasonable and lawful business and strategic plans approved from time to time by the Board.

4.           Compensation and Benefits.

(a)           During the Employment Period, Employee’s shall receive an initial annual base salary (the “Annual Base Salary”) of $450,000.00, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually, and may be increased by the Administrator.  The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

(b)           Employee shall be eligible for an annual cash bonus (the “Annual Bonus”) for each fiscal year of the Company during the term of his employment, with a target amount of not less than 60% of Employee’s Annual Base Salary (pro-rated, in the case of the Annual Bonus for 2017 fiscal year, for the period beginning on the Effective Date and ending December 31, 2017), with such actual amount to be determined consistent with the bonus plan in effect for other senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Employee shall reflect the Employee’s position with the Company and such other factors as the Administrator reasonably determines from time to time.  For the Company’s 2018 fiscal year and each fiscal year of the Company thereafter, the performance metrics applicable to the Annual Bonus shall be determined by the Administrator, with input from the Employee.  Each such Annual Bonus awarded to the Employee shall be paid sometime during the first one hundred twenty (120) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

(c)           Beginning with the Company’s fiscal year commencing January 1, 2018 and for each subsequent fiscal year during Employee’s employment, the Employee shall be eligible for annual equity compensation targeted at not less than 100% of the Annual Base Salary under any stock option, performance share, restricted stock unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company on substantially the same terms and conditions as generally apply to equity awards to the other senior executive officers of the Company, except that the size of the awards made to the Employee shall reflect the Employee’s position with the Company and such other factors as the Administrator reasonably determines from time to time.

(d)           In addition to the annual equity awards described in Section 4(c) hereof, on the  third trading day following the Company’s next earnings release, the Employee shall be granted a stock option to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the Company’s common stock on the grant date (the “Initial Option”).  The Initial Option shall vest in equal annual installments over a period of four years.  The definitive terms of the Initial Option shall be set forth in a stock option agreement to be executed by and between the Company and Employee in substantially the form attached hereto as Exhibit A.

(e)           During the Employment Period, Employee shall receive such perquisites and fringe benefits and participate in all of the Company’s employee benefit programs and/or plans for which senior executive employees of the Company are generally eligible in accordance with the policies of the Company in effect from time to time, including, without limitation, 200 hours of PTO annually and three floating holidays (pro-rated for the initial year of employment).

(f)            During the Employment Period, the Company shall reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in the course of performing Employee’s duties and responsibilities under this Agreement which are consistent with the Company’s policies, in effect from time to time, with respect to travel, entertainment and other business expenses, subject to the Company’s regular requirements with respect to reporting and documentation of such expenses.  During the Employment Period, the Company shall provide the Employee with a cell phone allowance of not less than $780 per year and a bi-weekly vehicle allowance of not less than $370.

(g)           If the Board, or an appropriate committee thereof, reasonably and in good faith, determines that any fraud, negligence, or intentional misconduct by the Employee is a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or committee may require reimbursement of any bonus or incentive compensation paid to the Employee if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the Employee engaged in any fraud or misconduct that caused or significantly contributed to the need for the restatement, and (iii) the amount of the bonus or incentive compensation that would have been awarded to the Employee had the financial results been properly reported would have been lower than the amount actually awarded.

5.           Term.  Employee’s employment with the Company will commence on the Effective Date and, subject to Section 6, will continue until the second anniversary of the Effective Date (the “Initial Term”).  Following the Initial Term, the Employment Period will be automatically renewed for successive one-year periods, unless (i) otherwise terminated as set forth in Section 6(a) of this Agreement, or (ii) the Company or Employee, as the case may be, sends the other party a written notice of non-renewal at least 90 days prior to the expiration of the Initial Term or any successive anniversary date thereof, as applicable.  The initial term of this Agreement, as it may be extended thereafter, is herein referred to as the “Term.”  Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge and agree that Employee’s employment with the Company is on an at-will basis.

6.           Termination of Employment.

(a)           Termination.  Except for certain continuing obligations which the parties expressly agree survive termination, including, without limitation, Sections 6(d), 7, and 8 below, this Agreement and the Employment Period will terminate upon one of the following reasons:

(i)            Employee’s death or Disability;

(ii)           the termination by the Company at any time for Cause;

(iii)          the termination by the Company at any time without Cause;

(iv)          the resignation by Employee with Good Reason;

(v)           the resignation by Employee without Good Reason; and

(vi)          the non-renewal of this Agreement by any party as contemplated pursuant to Section 5.

(b)           Effect of Termination.  Except as otherwise expressly provided herein, all of Employee’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law.  In all cases of termination set forth above in Section 6(a): (i) Employee agrees to return to the Company and/or its Affiliates, as applicable, any business equipment (including but not limited to credit cards, computers, printers, fax machines and telephones) or other Company property that Employee may have received from the Company or any Affiliate of the Company for use during Employee’s employment; and (ii) Employee will be deemed to have automatically resigned, effective as of the termination date, from any and all positions Employee holds as an officer, director, manager, and/or as a member of any governing body (or a committee thereof) of the Company or its Affiliates.

(c)           Termination other than without Cause, Resignation with Good Reason or Company Election Not to Renew.

(i)              If the Employment Period is terminated for any reason other than pursuant to Section 6(a)(iii), Section 6(a)(iv) or the Company’s election not to renew the Agreement pursuant to Section 6(a)(vi) above, Employee shall only be entitled to receive (1) Employee’s Base Salary that has accrued through the date of termination of the Employment Period and (2) any unpaid Annual Bonus (payable at such time as bonuses are paid to similarly situated executives) for any completed fiscal year of the Company preceding the date of termination, provided that any unpaid Annual Bonus shall not be paid if termination is pursuant to Section 6(a)(ii), and shall not be entitled to any other salary, compensation or benefits from the Company or its Affiliates thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law (the “Accrued Benefits”); and

(ii)             The Employee’s rights with respect to any stock options, restricted stock units and/or other equity awards granted to the Employee by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date the Employee’s employment terminated.

(d)           Termination without Cause, Resignation with Good Reason or by the Company’s Election Not to Renew.

(i)            If the Employment Period is terminated pursuant to Section 6(a)(iii), Section 6(a)(iv) or as the result of the Company’s election not to renew the Agreement pursuant to Section 6(a)(vi) above, then subject to compliance with Section 6(i) below, in addition to the Accrued Benefits, the Company shall pay to Employee an amount equal to  twelve (12) months of Employee’s then current Base Salary, payable over a period of twelve (12) months (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll policies as if Employee’s employment had not ended (collectively, the “Severance Payments”).  Subject to compliance with Section 6(i) below, the Severance Payments will commence on the first payroll date following the 30-day anniversary of the termination date, with the first payment including such amounts as would have otherwise been paid during such 30-day period.  In addition, if the Employee timely elects COBRA continuation coverage, the Employee shall pay and the Company shall reimburse Employee for such health insurance coverage through the applicable Severance Period at the same rate as it pays for health insurance coverage for its active employees (with the Employee required to pay for any employee-paid portion of such coverage) (such amounts to be referred to herein as the “COBRA Benefits”). To receive reimbursement, Employee shall submit an invoice to: Diplomat Pharmacy, Inc. Attn: Vice President of Human Resources, 4100 S. Saginaw, Flint, MI 48507.

(ii)           the Employee’s rights with respect to any stock options, restricted stock units and/or other equity awards granted to the Employee by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date the Employee’s employment terminated.

(iii)          Notwithstanding any other payment date or schedule provided in this Agreement to the contrary (including but not limited to such payment dates or schedules set forth in Section 6(d)(iv) below), if the Employee is deemed on the termination date of the Employee’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)          With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of and within six months after a “separation from service” (within the meaning of Section 409A and as provided in Section 6(h) of this Agreement), such payment shall instead be made on the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” and (2) the date of the Employee’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)          To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Employee, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Employee, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 6(d)(iii) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(iv)          If, during the Employment Period and within one (1) year after a Change in Control, as defined in the Company’s 2014 Omnibus Incentive Plan, or any successor plan thereto, the Employment Period is terminated pursuant to Section 6(a)(iii), Section 6(a)(iv), or as the result of the Company’s election not to renew the Agreement pursuant to Section 6(a)(vi) above, then:

(A)          the Company shall, in addition to the COBRA Benefits, pay to the Employee the aggregate of the amount equal to (x) the Annual Base Salary, and (y) the greater of the target Annual Bonus and the equity incentive compensation awards for the then current fiscal year under the Plans or any successor annual bonus plan and the average Annual Bonus and annual equity incentive compensation awards paid to or for the benefit of the Employee for the prior three (3) full years (or any shorter period during which the Employee has been employed by the Company); and the Company shall provide the Employee the Accrued Benefits, and

(B)          the Employee’s rights with respect to any stock options, restricted stock units and/or other equity awards granted to the Employee by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date the Employee’s employment terminated.

(C)          The amounts due under Section 6(d)(iv)(A) above shall be payable in equal quarterly installments over a period of one year, beginning on the 3-month anniversary of termination and continuing every 90 days thereafter (collectively, the “CIC Severance Payments”), with such payments subject to compliance with Section 6(i) below.

(v)           If any payment or benefit (including payments and benefits pursuant to this Agreement) the Employee would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Employee, which of the following two alternative forms of payment shall be paid to the Employee: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  A Full Payment shall be made in the event that the amount received by the Employee on a net after-tax basis is greater than what would be received by the Employee on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made.  If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Employee shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments (in the reverse chronological order in which such cash would otherwise be paid); (B) cancellation of accelerated vesting of equity awards other than stock options (in the reverse chronological order in which such benefits would otherwise be provided); (C) cancellation of accelerated vesting of stock options (in the reverse chronological order in which such benefits would otherwise be provided); and (D) reduction of other benefits paid to Employee (in the reverse chronological order in which such benefits would otherwise be provided).

(e)           The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under Section 6(d)(v).  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized law firm or independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm or law firm required to be made hereunder.

(f)            The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee.  Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

(g)           Conflict with Plans.  As permitted under the terms of the applicable Plans, the Company and the Employee agree that the definitions of Cause or Good Reason set forth in this Agreement shall apply in place of any similar definition or comparable concept applicable under the Plans (or any similar definition in any successor plan).

(h)           Section 409A.   It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Employee on account of such noncompliance.  Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Employee under Section 409A or damages for failing to comply with Section 409A.  Solely for purposes of determining the time and form of payments due the Employee under this Agreement (including any payments due under Section 6(d)) or otherwise in connection with the Employee’s termination of employment with the Company, the Employee shall not be deemed to have incurred a termination of employment unless and until the Employee shall incur a “separation from service” within the meaning of Section 409A.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Employee and the Company reasonably anticipate that the Employee’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Employee for the Company over the immediately preceding thirty six (36) months.  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit.  For purposes of Section 409A, the Employee’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i)            Conditions to Severance Payments.  To be eligible for Severance Payments, Employee must meet the following conditions:

(i)            Within thirty (30) days following termination, Employee must return and continue to honor, an executed and irrevocable employment separation and release, in substantially the form attached hereto as Exhibit B (the “Release”); and

(ii)           Employee must remain in compliance with Employee’s obligations under the Release, Sections 7 through 9 of this Agreement, and any other agreements between the Employee and the Company or its Affiliates or Subsidiaries.

Should Employee materially fail to comply with this Section, Employee shall receive no further benefits under this Agreement.

7.           Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.

(a)           Employee acknowledges that the information, observations and data obtained by Employee while employed by the Company (prior to or after the date hereof) concerning the business or affairs of the Company or any of its Affiliates, including, without limitation, trade secrets, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”) shall be the property of the Company or such Affiliate.  Confidential Information shall not include information known to Employee prior to Employee’s employment with the Company, or information generally known in the industry.  Therefore, Employee agrees that Employee shall not disclose to any unauthorized person or use for Employee’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the disclosure of Confidential Information is made in response to a valid order of a court or other governmental body, or was otherwise required by law; provided, that, in such case, Employee shall be required to provide the Company prompt advance notice of any such disclosure and shall use commercially reasonable efforts to limit the extent of such disclosure.  Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Affiliate which Employee may then possess or have under Employee’s control, whether physical or electronic, without retaining any copies of such materials.

(b)           Employee acknowledges that during Employee’s employment with the Company Employee will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Affiliates and that Employee’s services shall be of special, unique and extraordinary value to the Company and its Affiliates.  Employee further acknowledges and agrees that the Company and its Affiliates would be irreparably damaged if Employee were to provide services to any Person competing with the Company or engaged in a similar business and that such competition by Employee would result in a significant loss of goodwill by the Company.  Therefore, in further consideration of the compensation to be paid to Employee hereunder and any other consideration paid to Employee under any other agreement with the Company, Employee agrees that during the period commencing on the date hereof and ending on the first anniversary of the date of termination of the Employment Period, Employee shall not, directly or indirectly, engage in Competition (as defined below).  The Employee shall be deemed to be engaging in “Competition” if he, directly or indirectly, anywhere in the continental United States where the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in any business activity that competes with one or more of the principal lines of business conducted by the Company or its Affiliates.  Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(c)           In further consideration of the compensation to be paid to Employee as described in Section 7(b) above, for so long as Employee has continuing obligations under Section 7(b) above, Employee shall not, directly or indirectly through another Person, (i) induce or attempt to induce any employee or consultant of the Company or any of its Affiliates to leave the employ or services of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or any of its Affiliates and any employee or consultant thereof, or (ii) solicit any customer of the Company or any of its Affiliates to provide products or services that compete with those offered (or for which there are specific plans to offer) by the Company or any of its Affiliates, to induce such customer to cease doing business with, or reduce the amount of business conducted with, the Company or its Affiliates, or in any way interfere with the relationship between any such customer and the Company or any of its Affiliates.

(d)           In further consideration of the compensation to be paid to Employee as described in Section 7(b) above, for so long as Employee has continuing obligations under Section 7(b) above, (1) Employee shall not, in any communications with the press or other media or any communications with any customer, client, supplier or other current or prospective business relations of the other party, criticize, ridicule or make any statement which disparages or is derogatory to the Company, any of its Affiliates, or any of their directors, officers, or executives and (2) the Company shall use its best efforts to ensure that the members of its Board and its senior executive officers do not make any statements which disparage or are derogatory with respect to Employee.

(e)           If, at the time of enforcement of the covenants contained in this Section 7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(f)            If Employee breaches any of the Restrictive Covenants, the Company shall, in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity, have the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its Affiliates and that money damages would not provide an adequate remedy to the Company.  In the event of any breach or violation by Employee of any of the Restrictive Covenants, the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

8.           Inventions and Patents.  Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee (whether alone or jointly with others) while employed by the Company or any of its Affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Affiliate and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.

9.           Employee’s Representations.  Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person or entity (other than such agreements that are being terminated hereby pursuant to Section 25), and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.  Employee hereby acknowledges and represents that Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.

10.        Survival.  Sections 6 through 25, 27 and 28 shall continue to be in full force following the termination of the Employment Period.

11.        Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (or similar electronic means with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

Notices to Employee:

Joel Saban

2205 Avalon Drive

Buffalo Grove, Illinois 60089

Notices to the Company:

Diplomat Pharmacy, Inc.

4100 South Saginaw

Flint, MI 48507

Attn:       General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12.        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be construed and enforced in such jurisdiction to the maximum extent permitted by law.

13.        Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts all prior understandings, agreements or representations by or among the parties or any Affiliate of the Company and Employee, written or oral, which may have related to the subject matter hereof in any way.

14.        No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.  Facsimile counterpart signatures to this Agreement shall be binding and enforceable.

16.        Assignment.  Employee may not assign any of its rights or delegate any of Employee’s performance under this Agreement, except with the prior written consent of the Company (as approved by the Board and evidenced by a written consent), which may be withheld in the Company’s sole discretion.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  Any purported assignment of rights or delegation of performance by Employee in violation of this Section is void.

17.        Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the state or federal courts located in Michigan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such court and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

18.        Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board and evidenced by a written consent) and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.        Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable.  Employee agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20.        Taxes and Withholdings.  All payments made under this Agreement shall be made less applicable taxes and withholdings.  Notwithstanding any provision herein to the contrary, the Company makes no representations concerning Employee’s tax consequences under the Agreement under Section 409A, or any other federal, state, or local tax law.  Employee’s tax consequences will depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.  Employee should consult a competent and independent tax advisor regarding Employee’s tax consequences under the Agreement.

21.        Corporate Opportunities.  During the Employment Period, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which the Employee becomes aware which relate to the Company’s business at any time during the Employment Period.

22.        Employee’s Cooperation.  During and after the Employment Period, Employee shall cooperate with the Company and its Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments).  If the Company requires Employee’s cooperation in accordance with this Section, the Company shall reimburse Employee for reasonable out-of-pocket travel expenses (including reasonable lodging and meals, upon submission of receipts), legal fees and other reasonable expenses.

23.        Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  If the Company prevails in enforcing this Agreement, it shall be entitled to recover, in addition to other damages and remedies, its costs and reasonable attorneys’ fees.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for the other party’s breach of any term or provision of this Agreement and that the other party in its sole discretion may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

24.        Third-Party Beneficiaries.  Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any Person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

25.        Termination of Former Agreements; Release.

(a)           The Company and Employee hereby agree that this Agreement supersedes and replaces, in its or their entirety, all current or former agreements or contracts that Employee has or had with the Company or any of its current or former Subsidiaries or Affiliates relating in any way to Employee’s employment, compensation, or other benefits (collectively, the “Former Agreements”), including, without limitation, any employment letters or employment agreements.  Employee further agrees that Employee is not entitled to any severance other than as provided in this Agreement.

(b)           EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT AND THAT EMPLOYEE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EMPLOYEE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL.

26.        No Offset.  Notwithstanding anything in this Agreement or in any other agreement between Employee and the Company or between Employee and any of the Company’s Affiliates to the contrary, there shall be no right of offset by the Company for any debts or obligations due to Employee by the Company or its Affiliates against any amounts due Employee hereunder.

27.        Indemnification.  Employee is hereby entitled to indemnification for Employee’s acts or omissions in Employee’s capacity as an executive or officer of the Company or member of the Company’s Board to the same extent as other senior executives of the Company and in the manner provided by the Company’s bylaws.  In addition to, and notwithstanding the foregoing, the Company shall indemnify Employee within ten (10) days of the Company receiving evidence reasonably satisfactory to the Board of a liability or expense covered by this Section 27 (“Indemnification Claim”); provided, the Company shall have the right to assume, at its own expense, the defense of any liability or expense giving rise to the Indemnification Claim.  In addition, and notwithstanding anything to the contrary herein, the Company shall indemnify and hold Employee harmless, to the fullest extent permitted by the laws of the State of Michigan, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall, consistent with the laws of the State of Michigan, provide for the advancement of expenses, incurred or sustained in connection with any action, suit or proceeding to which Employee or his legal representatives may be made a party by reason of Employee’s being or having been a director, officer or employee of the Company or any of its Affiliates or employee benefit plans.  The provisions of this Section 27 shall not be deemed exclusive of any other rights which Employee may have under the Company’s Certificate of Incorporation, any by-law, agreement, vote of stockholders or directors, or otherwise.  The Company shall maintain adequate Directors and Officers liability insurance coverage, which shall include Employee in his capacity as an officer and, if applicable, member of the Company’s Board.  The provisions of this Section 27 shall survive the termination of this Agreement for any reason.

28.        Legal Fees.  The Company shall pay Employee’s reasonable legal fees and expenses incurred in the preparation and negotiation of this Agreement and in the good faith enforcement of any of the terms of this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

Diplomat Pharmacy, Inc.

By:	/s/ Philip R. Hagerman
Name: Philip R. Hagerman
Title: CEO

Employee:

/s/ Joel Saban
Joel Saban

Exhibit A

Form of Stock Option Agreement

[separately attached]

Exhibit B

Form of Release

In consideration for certain payments or benefits paid or granted to the undersigned (the “[Former] Employee”) under Section [6(d)] of the Employment Agreement, [Former] Employee hereby executes and delivers this Release (this “Release”) as of the date set forth on the signature page below.

WHEREAS, [Former] Employee and Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”) are parties to that certain Employment Agreement, dated as of [•][•], 2017 (the “Employment Agreement”); and

WHEREAS, [Former] Employee’s employment relationship with the Company [was] will be terminated effective as of                      , 201   (the “Separation Date”).

Now, therefore, for good and valuable consideration, the receipt and adequacy of which is acknowledged, [Former] Employee hereby agrees as follows:

I.                                        [Former] Employee understands that certain payments or benefits paid or granted to [Former] Employee under Section [6(d)] of the Employment Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which [Former] Employee was already entitled.  [Former] Employee understands and agrees that he will not receive certain of the payments and benefits specified in Section [6(d)] of the Employment Agreement unless [Former] Employee executes this Release and does not revoke this Release within the time period permitted below or otherwise breach this Release.  [Former] Employee also acknowledges and represents that he has received all payments and benefits that he is entitled to receive (as of the date of this Release) by virtue of any employment by the Company.

II.                                   In consideration of and subject to the performance by the Company and, together with any direct or indirect subsidiaries of the Company (collectively, the “Company Group”), of its obligations under the Employment Agreement, [Former] Employee releases and forever discharges, as of the date of this Release, the Company Group and its affiliates and all present and former directors, managers, officers, agents, representatives, employees, successors and assigns of the Company Group and its affiliates and the Company Group’s direct or indirect owners including without limitation, Diplomat Pharmacy, Inc., a Michigan corporation and its affiliates, present and former directors, managers, officers, agents, representatives, employees, successors and assigns  (collectively, the “Released Parties”) to the extent provided below.  Except as provided in paragraph 0 below and except for the provisions of the Employment Agreement which expressly survive the termination of [Former] Employee’s employment by the Company, [Former] Employee knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Company Group and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company Group or any of the Released Parties which [Former] Employee, his spouse, or any of his heirs, executors, administrators or assigns, may have against the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as

amended (the “ADEA”) (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; or their state or local counterparts; or under any other employment-related federal, state or local civil or human rights law, or under any other employment-related local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any employment-related policies, practices or procedures of the Company or any other member of the Company Group; or any claim for wrongful discharge, employment-related breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).  [Former] Employee specifically represents that he has not filed any claims, charges, complaints, suits, or other actions against the Company or any other Released Party, with any federal, state or local agency or court.  [Former] Employee further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on his behalf by any federal, state or local agency or by any other person or entity, that he will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits, or other actions filed against the Company or any other Released Party.  [Former] Employee agrees to opt-out of any class action filed against the Company or any other Released Party.

III.                              [Former] Employee represents that he has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 0 above.

IV.                               [Former] Employee agrees that this Release does not waive or release any rights or claims that [Former] Employee may have under the ADEA which arise after the date he executes this Release.  [Former] Employee acknowledges and agrees that his separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).

V.                                    [Former] Employee acknowledges that he has entered into this Release freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that [Former] Employee has had adequate opportunity to so consult, and that [Former] Employee has been given all time periods required by law to consider this Release, including but not limited to the 21-day period required by the ADEA.  [Former] Employee understands that he may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period. [Former] Employee further acknowledges that within the 7-day period following his execution of this Release (the “Revocation Period”), [Former] Employee shall have the unilateral right to revoke this Release, and that the Company’s obligations under this Release shall become effective only upon the expiration of the Revocation Period without his revocation of this Release.  To be effective, notice of [Former] Employee’s revocation of this Release must be received by the Company on or before the last day of the Revocation Period.

VI.                               In signing this Release, [Former] Employee acknowledges and intends that it shall be effective as a bar to each and every one of the Claims mentioned or implied above in this Release.  [Former] Employee expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a Release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims mentioned or implied above in this Release.  [Former] Employee acknowledges

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and agrees that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement or this Release.  [Former] Employee further agrees that in the event he should bring a Claim seeking damages against the Company Group or any other Released Party, or in the event [Former] Employee should seek to recover against the Company Group or any other Released Party in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claims.  [Former] Employee has informed the Company of any pending charge or complaint of the type described in paragraph 0 as of the execution of this Release.

VII.                          [Former] Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any member of the Company Group, any Released Party or [Former] Employee of any improper or unlawful conduct.

VIII.                     [Former] Employee agrees that he will forfeit all amounts payable by the Company pursuant to the Employment Agreement or this Release if he challenges the validity of this Release.  [Former] Employee also agrees that if violates this Release by suing the Company Group or the other Released Parties for Claims, he will pay all costs and expenses of defending against such Claims, including reasonable attorneys’ fees, and return all payments received by [Former] Employee pursuant to this General Release.

IX.                               [Former] Employee agrees to reasonably cooperate with the Company Group at the Company Group’s expense in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party.  [Former] Employee understands and agrees that his cooperation may include, but not be limited to, making himself available to the Company Group upon reasonable notice for interviews and factual investigations; appearing at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company Group pertinent information; and turning over to the Company Group all relevant documents which are or may come into [Former] Employee’s possession all at times and on schedules that are reasonably consistent with [Former] Employee’s other permitted activities and commitments, all at the Company’s expense.  [Former] Employee understands that in the event the Company Group asks for his cooperation in accordance with this provision, the Company will also reimburse him for reasonable travel expenses, (including lodging and meals), upon [Former] Employee’s submission of receipts and other reasonable expenses.

X.                                    [Former] Employee acknowledges that the information, observations and data obtained by [Former] Employee concerning the business and affairs of the Company during the course of his employment with the Company were the property of the Company.  [Former] Employee agrees to abide by his post-employment obligations under the Employment Agreement, including but not limited to Section 7 thereof.

XI.                               [Former] Employee also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit [Former] Employee from (y) filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, or (z) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency; however, former Employee expressly waives the right to any individual relief of any kind in the event that the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency pursues any claim on [Former] Employee’s behalf.  Notwithstanding the foregoing, [Former] Employee

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further understands that this Release does not prevent [Former] Employee from obtaining a whistleblower award from the Securities and Exchange Commission.

XII.                          Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company Group or by any Released Party of the Employment Agreement or the Release after the date of this Release nor of the Employee’s rights to indemnification under Section 27 of the Employment Agreement.

XIII.                     Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE, [FORMER] EMPLOYEE REPRESENTS AND AGREES THAT:

XIV.                      [FORMER] EMPLOYEE HAS READ IT CAREFULLY;

XV.                           [FORMER] EMPLOYEE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

XVI.                      [FORMER] EMPLOYEE VOLUNTARILY CONSENTS TO EVERYTHING IN THIS RELEASE;

XVII.                 [FORMER] EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND [FORMER] EMPLOYEE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, [FORMER] EMPLOYEE HAS CHOSEN NOT TO DO SO OF HIS OWN VOLITION;

XVIII.            [FORMER] EMPLOYEE HAS SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE [FORMER] EMPLOYEE WITH RESPECT TO IT; AND

XIX.                      [FORMER] EMPLOYEE AGREES THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY [FORMER] EMPLOYEE.

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[Former] Employee executes this Release as of                             , 20  .

Name:

[Signature to Update Release Provision:

(To be signed following the Separation Date, if applicable)

Capitalized terms used below have the meaning set forth in the Release.

In consideration of the above and the promises set forth in this Release, I (the now former Employee) fully and forever release, acquit and discharge the Released Parties from any liability relating to any Claims that may have arisen between the signature date referenced above and the signature date referenced below and hereby agree to and make the representations, warranties, covenants and agreements to the Company set forth in the Release as of the Separation Date, as applicable.

I understand I have 21 days to consider this additional release provision, am advised to consult with an attorney of my choice regarding this additional release provision, and may use as much of this review period as I wish prior to signing.  I understand I may expressly and voluntarily waive any part or all of the review period by signing and returning this additional release provision prior to the expiration of the review period, and that I may revoke my acceptance of this additional release provision for 7 days after signing below, as set forth in Paragraph V. above.

[Name]
Date:	]